Exhibit 4.10

EXECUTION VERSION

SIXTH SUPPLEMENTAL INDENTURE

SIXTH SUPPLEMENTAL INDENTURE, dated as of June 7, 2013 (this “Supplemental Indenture”), by and among Virgin Media Bristol LLC, a Delaware Corporation and ntl Victoria Limited, a limited liability company organized under the laws of England and Wales (the “New Senior Secured Guarantors” and each a “New Senior Secured Guarantor”), Virgin Media Inc. (formerly known as Viper US MergerCo 1 LLC), a Delaware Corporation (the “Successor Parent”), Virgin Media Secured Finance PLC, a public limited company organized under the laws of England and Wales (the “Issuer”) and The Bank of New York Mellon, as trustee (the “Trustee”). All capitalized terms used but not defined herein shall have the meanings specified in the Indenture referred to below.

WHEREAS, the Issuer, Virgin Media Inc. (the “Original Parent”), Virgin Media Finance PLC, Virgin Media Investment Holdings Limited, certain subsidiaries of the Original Parent from time to time parties thereto, as guarantors, the Trustee, as trustee and paying agent, and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent, executed and delivered an indenture, dated as of January 19, 2010 (as supplemented by the first supplemental indenture dated as of April 19, 2010, the second supplemental indenture dated as of May 17, 2010, the third supplemental indenture dated as of June 10, 2010, the fourth supplemental indenture dated as of February 18, 2011 and the fifth supplemental indenture dated as of February 13, 2013, the “Indenture”), providing for the issuance by the Issuer of its sterling-denominated 7.00% Senior Secured Notes due 2018 and U.S. dollar-denominated 6.50% Senior Secured Notes due 2018 (together, the “Notes”);

WHEREAS, Liberty Global, Inc. and certain of its wholly owned subsidiaries, including the Successor Parent and Viper US MergerCo 2, Inc., a Delaware Corporation (the “Intermediate Merger Sub”), entered into a merger agreement (the “Merger Agreement”) with the Original Parent, pursuant to which, the Intermediate Merger Sub will merge into the Original Parent and the Original Parent will merge into the Successor Parent (together, the Mergers);

WHEREAS, the Mergers have been consummated on or about the date hereof and, pursuant to Section 5.01(b) of the Indenture, the Successor Parent is required to assume all the obligations of the Original Parent under the Indenture and its Note Guarantee;

WHEREAS, each of the New Senior Secured Guarantors have, on or about the date hereof, become obligated under Indebtedness under the Existing Credit Facility and, pursuant to Sections 4.19(a) and 11.06 of the Indenture, is required to become a Note Guarantor under the Indenture; and

WHEREAS, pursuant to Sections 9.01(a)(2), 9.01(a)(4) and 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises hereof, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto have executed and delivered this Supplemental Indenture, and agree for the benefit of each other and for the equal and rateable benefit of the Holders, as follows:

SECTION 1. Accession of the New Senior Secured Guarantors.

Each New Senior Secured Guarantor shall, with immediate effect, become a party to the Indenture as a Note Guarantor, be bound by all of the provisions of the Indenture applicable to Note Guarantors (including, without limitation, Article 11 of the Indenture) and perform all of the obligations and agreements of a Note Guarantor under the Indenture.

SECTION 2. Accession of the Successor Parent.

The Successor Parent shall, with immediate effect, become a party to the Indenture and assume all of the obligations of the Original Parent under the Indenture (including, without limitation, Article 11 of the Indenture) and perform all of the obligations and agreements of the Original Parent under the Indenture.

SECTION 3. Miscellaneous.

(A) Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(B) THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY).

(C) All agreements of the Issuer, the New Senior Secured Guarantors and the Successor Parent and the Trustee in this Supplemental Indenture shall bind their respective successors.

(D) In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

(E) The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement, binding on the parties hereto.

(F) The titles and headings of the sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture, and shall in no way modify or restrict any of the terms or provisions hereof.

(G) The Trustee shall not be responsible in any manner for or in respect of, and makes no representation as to, the validity, adequacy or sufficiency of this Supplemental Indenture or the recitals contained herein, all of which recitals are made solely by the Issuer, the New Senior Secured Guarantors and the Successor Parent.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the date first written above.

VIRGIN MEDIA SECURED FINANCE PLC

By:
Name:
Title:

VIRGIN MEDIA BRISTOL LLC

By:
Name:
Title:

NTL VICTORIA LIMITED

By:
Name:
Title:

VIRGIN MEDIA INC.

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

(Signature page to Existing 2018 SSN Additional Guarantor Supplemental Indenture)